TRI-PARTY AGREEMENT FOR DISTRIBUTION SERVICES

THIS AGREEMENT is made as of November 10, 2019, between Ranger Funds Investment Trust (the “Trust” and/or Investment Company ”IC”, or “Fund”), a Delaware statutory Trust/IC, RG Liquid Alts, LP the Registered Investment Advisor (the “RIA”) a Delaware limited partnership, and Arbor Court Capital (“ACC”), a limited liability corporation organized and existing under the laws of the State of Ohio.

WHEREAS the Trust/IC is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and has registered one or more distinct series of shares of beneficial interest (“Shares”) for sale to the public under the Securities Act of 1933, as amended (“1933”), and has qualified its shares for sale to the public under various state securities laws; and

WHEREAS the Trust/IC desires to retain ACC as principal underwriter in connection with the offering and sale of the Shares of each series listed on Schedule A (as amended from time to time) to this Agreement; and

WHEREAS this Agreement has been approved by a vote of the Trust/IC’s board of trustees or directors (“Board”) and its disinterested trustees/directors in conformity with Section 15(c) under the 1940 Act; and

WHEREAS ACC is willing to act as principal underwriter for the Trust/IC on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows;

1.

Appointment. The Trust/IC hereby appoints ACC as its agent to be the principal underwriter so as to hold itself out as available to receive and accept orders for the purchase and redemption of the Shares on behalf of the Trust/IC, subject to the terms and for the period set forth in this Agreement.  ACC hereby accepts such appointment and agrees to act hereunder. The Trust/IC understands that any solicitation activities conducted on behalf of the Trust/IC will be conducted primarily, if not exclusively, by employees of the Trust/IC’s sponsor who shall become registered representatives of ACC or whose broker dealer will establish dealer agreements with ACC in its capacity as distributor.  ACC acknowledges that the Trust/IC may hire third party marketers (“TPM”) to assist with the gathering of assets.  The TPM(s) or their broker dealer will enter into a dealer agreements with ACC only to the extent the TPM will be receiving 12b-1 fees.

2.

Services and Duties of ACC.

(1)

ACC agrees to sell Shares on a best efforts basis from time to time during the term of this Agreement as agent for the Trust/IC and upon the terms described in the Registration Statement. As used in this Agreement, the term “Registration Statement” shall mean the currently effective registration statement of the Trust/IC, and any supplements thereto, under the 1933 Act and the 1940 Act.

(2)

ACC will hold itself available to receive purchase and redemption orders satisfactory to ACC for Shares and will accept such orders on behalf of the Trust/IC. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement.

(3)

ACC, with the operational assistance of the Trust/IC’s transfer agent, shall make Shares available through the National Securities Clearing Corporation’s Fund/SERV System.

(4)

ACC shall provide to investors and potential investors only such information regarding the Trust/IC as the Trust/IC shall provide or approve. ACC shall review and file all proposed advertisements and sales literature with appropriate regulators and consults with the Trust/IC regarding any comments provided by regulators with respect to such materials.

(5)

The offering price of the Shares shall be the price determined in accordance with, and in the manner set forth in, the most current Prospectus. The Trust/IC or its transfer agent shall make available to ACC a statement of each computation of net asset value and the details of entering into such computation.

(6)

ACC at its sole discretion may repurchase Shares offered for sale by the shareholders. Repurchase of Shares by ACC shall be at the price determined in accordance with, and in the manner set forth in, the most-current Prospectus. At the end of each business day, ACC shall notify, by any appropriate means, the Trust/IC and its transfer agent of the orders for repurchase of Shares received by ACC since the last report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchases. The Trust/IC reserves the right to suspend such repurchase right upon written notice to ACC. ACC further agrees to act as agent for the Trust/IC to receive and transmit promptly to the Trust/IC’s transfer agent shareholder requests for redemption of Shares.

(7)

ACC shall not be obligated to sell any certain number of shares.

(8)

ACC shall prepare reports for the Trust/IC’s board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

(9)  In its capacity as distributor of the Shares, all activities of ACC and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including without limitation, the 1940 Act, all application rules and regulations promulgated by the SEC thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.

(10)  Whenever in their judgment such action is warranted by unusual market, economic or political conditions or by abnormal circumstances of any kind, the Trust/IC’s officers may upon reasonable notice instruct ACC to decline to accept any orders for or make any sales of the Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

3.

Duties of the Trust/IC.

(1)

The Trust/IC shall keep ACC fully informed of its affairs that impact this Agreement and shall provide to ACC from time to time copies of all information, financial statements, and other papers that ACC may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Trust/IC by its independent public accountant and such reasonable number of copies if the most current Prospectus, Statement of Additional Information (“SAI”), and annual and interim reports as ACC may request, and the Trust/IC shall fully cooperate in the efforts of ACC to sell and arrange for the sale of Shares.

(2)

The Trust/IC shall maintain a currently effective Registration Statement on Form N-1A with the Securities and Exchange Commission (the “SEC”), maintain qualification with applicable states and file such reports and other documents as may be required under applicable federal and state laws. The Trust/IC shall notify ACC in writing of the states in which the Shares may be sold and shall notify ACC in writing of any changes to such information. The Trust/IC shall bear all expenses related to preparing and typesetting such Prospectuses, SAI and other materials required by law and such other expenses, including printing and mailing expenses, related to the Trust/IC’s communication with persons who are shareholders.

(3)

The Trust/IC and/or the RIA shall not use any advertisements or other sales materials regarding the Trust/IC that have not been (i) submitted to ACC for its review and approval, and (ii) filed with the appropriate regulators.

(4)

The Trust/IC represents and warrants that its Registration Statement and any advertisements and sales literature (excluding statements relating to ACC and the services it provides that are based upon written information furnished by ACC expressly for inclusion therein) of the Trust/IC shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to ACC, pursuant to Section 3 hereof, shall be true and correct in all material respects.

4.

Other Broker-Dealers. ACC in its discretion may enter into agreements to sell Shares to such registered and qualified retail dealers, as reasonably requested by the Trust/IC and/or the RIA. In making agreements with such dealers, ACC shall act only as principal and not as agent for the Trust/IC. The form of any such dealer agreement shall be mutually agreed upon and approved by the Trust/IC and/or RIA and ACC.

5.

Withdrawal of Offering. The Trust/IC reserves the right at any time to withdraw all offerings of any or all Shares by written notice to ACC at its principal office.  No Shares shall be offered by either ACC or the Trust/IC under any provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust/IC if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any provisions of the 1933 Act, or if and so long as a current prospectus as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC.

6.

Services Not Exclusive. The services furnished by ACC hereunder are not to be deemed exclusive and ACC shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.  The Trust/IC reserves the right to (i) sell Shares to investors on applications received and accepted by the Trust/IC; (ii) issue Shares in connection with a merger, consolidation or recapitalization of the Trust/IC; or (iii) issue additional Shares to shareholders.

7.

Expenses of the Trust/IC. The Trust shall bear all costs and expenses of registering the Shares with the SEC and state and other regulatory bodies, and shall assume expenses related to communications with shareholders of the Trust/IC including, but not limited to, (i) fees and disbursements of its counsel and independent public accountant; (ii) the preparation and mailing of annual and interim reports, Prospectuses, SAIs, and proxy materials to shareholders; (iii) such other expenses related to the communications with persons who are shareholders of the Trust/IC; and (iv) the qualifications of Shares for sale under the securities laws of such jurisdictions as shall be selected by the Trust/IC, and the costs and expenses payable to each such jurisdiction for continuing qualification therein. In addition, the Trust/IC shall bear all costs of preparing, printing, mailing and filing any advertisements and sales literature.  ACC does not assume responsibility for any expenses not assumed hereunder.

8.

Compensation. As compensation for the services performed and the expenses assumed by ACC under this Agreement including, but not limited to, any commissions paid for sales of Shares, the Trust/IC, to the extent a particular series of the Trust/IC (as such series are listed in Schedule A),

a.

Acknowledges that the investment advisor of that particular series of the Trust/IC will pay out of its own resources to ACC, as promptly as possible after receipt of quarterly invoice, a fee for services as set forth in Schedule B to this Agreement.

Initial NH

For the Trust/IC

Initial KSC

For the RIA

b.

Or the Trust/IC is authorized to pay pursuant to Rule 12b-1 under the 1940 Act, shall pay ACC, as promptly as possible after receipt of a quarterly invoice a fee for services as set forth in Schedule B to this Agreement.

Initial _________

For the Trust/IC

Initial _________

For the RIA

9.

Status of ACC. ACC is an independent contractor and shall be agent of the Trust/IC only with respect to the sale and redemption of Shares.

10

Indemnification.

a.

The Trust/IC agrees to indemnify, defend, and hold ACC, its officers and directors, and any person who controls ACC within the meaning of Section 15 of 1933 Act (“ACC entities”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigation or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that ACC its officers, directors, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any (i) untrue statement of a material fact contained in the Registration Statement, Prospectus, SAI or sales literature, (ii) omission to state a material fact required to be stated in the either thereof or necessary to make the statements therein not misleading, or (iii) failure by the Trust/IC to comply with the terms of the Agreement; provided, that in no event shall anything contained herein be so construed as to protect ACC against any liability to the Trust/IC or its shareholders to which ACC would otherwise be subject by reason of willful misfeasance, willful malfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.

b.

The Trust/IC shall not be liable to ACC or ACC entities under this Agreement with respect to any claim made against ACC or any person indemnified unless ACC or other such person shall have notified the Trust/IC in writing of the claim within 10 days of such receipt after the summons or other first written notification giving information of the nature of the claim shall have been served upon ACC or such other person (or after ACC or the person shall have received notice of service on any designated agent.) However, failure to notify the Trust/IC of any claim shall not relieve the Trust/IC from any liability that it may have to ACC or any other person against whom such action is brought otherwise than on account of this Agreement.

c.

The Trust/IC shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims applicable to Section 10(a). If the Trust/IC elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust/IC and satisfactory to indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust/IC elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. Subject to Section 10(a), if the Trust/IC does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants. The Trust/IC agrees to promptly notify ACC of the commencement of any litigation or proceedings against it or any its officers or directors in connection with issuance or sale of any of its Shares.

d.

ACC agrees to indemnify, defend, and hold the Trust/IC, its officers and directors, and any person who controls the Trust/IC within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigation or defending against such claims, demands, liabilities and any counsel fees incurred in connection therewith) that the Trust/IC, its directors or officers, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, resulting from ACC’s willful misfeasance, willful malfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or arising out of or based upon any untrue statement of a material fact contained in information furnished in writing by ACC to the Trust/IC for use in the Registration Statement, Prospectus or SAI arising out of or based upon any omission to state a material fact in connection with such information required to be stated in either thereof or necessary to make such information not misleading.

e.

ACC shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if ACC elects to assume the defense, the defense shall be conducted by counsel chosen by ACC and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that ACC elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If ACC does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

11.

Duration and Termination.

a. This Agreement shall become effective on the date first written above or such later date as indicated in Schedule A and, unless sooner terminated by as provided herein, will continue in effect for one year from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Trust/IC’s Board who are neither interested persons (as defined in the 1940 Act) of the Trust/IC (“Independent trustees/directors”) or of ACC, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Trust/IC.

b. Notwithstanding the foregoing, this Agreement may be terminated in its entirety at any time after one year, without the payment of any penalty, with sixty days’ written notice to ACC, or by ACC at any time, without the payment of any penalty, on sixty days written notice by ACC to the Trust/IC. This Agreement will automatically terminate in the event of its assignment.

12.

Privacy.  Nonpublic personal financial information relating to consumers or customers of the Trust/IC provided by, or at the direction of, the Trust/IC and/or the RIA to ACC, or collected or retained by ACC to perform its duties as distributor, shall be considered confidential information.  ACC shall not disclose or otherwise use any nonpublic personal financial   information relating  to  present  or  former shareholders of the Trust/IC other than for the purposes for which that information was disclosed to ACC, including use under an exception in Rules 13, 14 or 15 of the Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes.   ACC shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Trust/IC.  The Trust/IC represents to ACC that it has adopted a statement  of its  privacy  policies  and  practices  as required by  Securities  and Exchange  Commission  Regulation  S-P and agrees to provide ACC with a copy of that statement annually.

13.

Anti-Money Laundering Compliance.  Each of ACC, the Trust/IC and the RIA acknowledge that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively,  the "AML Acts"), which require,  among other things, that financial  institutions  adopt  compliance  programs to guard against money laundering.  Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

ACC shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by it with any dealer that is authorized to effect transactions in Shares.

Each of  ACC, the Trust/IC and the RIA agree that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  ACC undertakes that it will grant to the Trust/IC, the Trust/IC’s anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of its AML Operations, books and records pertaining to the Trust/IC only. It is expressly understood and agreed that the Trust/IC and the Trust/IC’s compliance officer shall have no access to any of ACC’s AML Operations, books or records pertaining to other clients of ACC.

14.

Confidentiality.  During the term of this Agreement, ACC and the Trust/IC and RIA may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients.  As used in this Agreement,  "Confidential Information"  means information  belonging to ACC or the Trust/IC or the RIA which is of value to such  party  and the  disclosure  of which  could  result  in a competitive  or  other   disadvantage  to  either  party,   including, without limitation,  financial information,  business practices and policies,  know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement.  Confidential Information includes information developed by either party in  the  course  of  engaging  in the activities  provided for in this  Agreement,  unless:  (i) the information is widely disseminated in the public domain without breach of this Agreement, (ii) the information is disclosed  to  the  other  party  by a  third  party  that the receiving party has reasonably confirmed is not  under  an  obligation of confidentiality with respect to the Confidential Information at issue, or (iii) the receiving party can document that the information  is  independently  developed  by such receiving party  without  reference to the other's Confidential   Information.   Each  party  will  protect  the  other's Confidential  Information  with at least  the same degree of care it uses with respect to its own Confidential Information, but with not less than a reasonable degree of care, and will not use the other party's Confidential Information other  than  in  connection  with  its  duties  and obligations  hereunder.  Notwithstanding the foregoing, a party may disclose the other's  Confidential  Information  if (i) required by law,  regulation or legal process or if requested by any governmental agency with requisite authority; (ii) it is advised by counsel in writing that it may incur liability for failure to make such disclosure and such writing is shared with the other party;  (iii) requested to by the other party;  provided  that in the event of (i) or (ii) the  disclosing  party shall give the other party reasonable  prior notice of such  disclosure  to the extent reasonably  practicably and cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure.

15.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. This Agreement may be amended with the approval of the Board or of a majority of the outstanding voting securities of the Trust/IC; provided, that in either case, such amendment also shall be approved by a majority of the Independent trustees/directors and the RIA provided, that in either case, such amendment also shall be approved by an authorized representative of the RIA.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and this Agreement supersedes any prior agreements, understandings, or negotiations, whether written or oral.

16. Limitation of Liability. The Board and shareholders of the Trust/IC shall not be personally liable for obligations of the Trust/IC in connection with this Agreement.

17. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address:  if to the Trust/IC, Ranger Funds Investment Trust, 2828 N. Harwood Street, Suite 1900   Attn: Nim Hacker ; if to the RIA, RG Liquid Alts, LP Attn: Nim Hacker; and if to ACC, 8000 Town Centre Drive, Suite 400, Broadview Heights, Ohio 44147, Attn: Gregory Getts, with a copy to such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

18. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested person”, and “assignment” shall have the same meaning as such terms have in the 1940 Act.

19. Arbitration.  You hereby agree to settle by arbitration any controversy between you and ACC, or its affiliates, or its or their respective officers, directors, employees or agents which controversy arises out of this Agreement between you and ACC or which relates to any Client’s Account, Client authorizations, Account transactions, or in any way arising out of your relationship to your Clients or to ACC. Such arbitration will be conducted by, and according to the securities arbitration rules then in effect of, the American Arbitration Association, FINRA, the New York Stock Exchange or any other U.S.-based national securities exchange registered with the Securities and Exchange Commission. Arbitration may be initiated by serving or mailing a written notice. The notice must specify which forum will hear the arbitration. This specification will be binding on both parties. Any award the arbitrator makes will be final, and judgment on it may be entered in any court having jurisdiction.

20. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

ATTEST:

Ranger Funds Investment Trust

By: /s/ Nim Hacker

Title: Authorized Signatory

ATTEST:

RG Liquid Alts, LP

By: /s/ K. Scott Canon

Title: Authorized Signatory

ATTEST:

Arbor Court Capital, LLC

By: /s/ Gregory B. Getts

Title: President

SCHEDULE A

to the

DISTRIBUTION AGREEMENT

between

Ranger Funds Investment Trust and Arbor Court Capital

Pursuant to Section 1 of the Distribution Agreement among Ranger Funds Investment Trust (the “Trust/IC”) and Arbor Court Capital (“ACC”), the Trust/IC hereby appoints ACC as its agent to be the principal underwriter of the Trust/IC with respect to its following series:

RG Tactical Market Neutral Fund

CUSIP 75281Y602

Note, for clarity, under the distribution agreement between the Trust/IC, ACC, and Ranger Investment Management, LP and the distribution agreement between the Trust/IC, ACC, and Ranger International Management, LP , each of which were executed contemporaneously with this Distribution Agreement, the Trust/IC also appointed ACC as its agent to be the principal underwriter of the Trust/IC with respect to its additional series:

Ranger Quest for Income and Growth Fund

CUSIP 75281Y800 & 75281Y701

Ranger Small Cap Fund

CUSIP 75281Y206

Ranger Micro Cap Fund

CUSIP 75281Y404

For the Trust/IC

Dated: 9/30/19

Initial:  NH

SCHEDULE B

to the

DISTRIBUTION AGREEMENT

between

 Ranger Funds Investment Trust (Ranger Funds), RG Liquid Alts, LP (RIA), and Arbor Court Capital

The service fee schedule for Distribution Services provided by Arbor Court Capital (“ACC”) for Ranger Funds are:

•

$7,000 per annum for the first portfolio or fund; $2,500 per annum for each additional portfolio in the trust

•

Advertising reviews are conducting by ACC Principal at a rate of $150/hour (Typically new marketing pieces require 1 to 3 hours to review depending on the number of changes required). Existing marketing pieces previously approved by FINRA using another distributor require an initial review but typically are acceptable by ACC along with the documentation of that previous approval.  All FINRA advertising fees will pass through as well.

•

$600 annually for website archiving, this is not an optional service if you maintain a website for the fund on the public domain

•

 $ 2,000 annually for the first FINRA registered reps employed by the Trust/IC wherein ACC is asked to carry the FINRA license and $2,400 annually for each additional FINRA registered rep employed by the Trust/IC wherein ACC is asked to carry the FINRA license.  If RIA office is registered as a BD Branch Office due to licensed personnel an annual $2,400 annual branch fee will apply.

•

ACC reserves the right to pass-along FINRA assessments, State Registration Fees, continuing education expenses, or fees invoiced to ACC as a result of platform, dealer, or registered representative relationships required by Trust/IC and/or the RIA.

Ranger Funds, ACC, and the registered investment advisors of Ranger Funds are contemporaneously entering into three substantially similar distribution agreements.  For purposes of clarity, the fees provided on this Schedule B reflect the aggregate fees owed to ACC in consideration of all three distribution agreements.

For the Trust/IC

For the RIA

Dated: 9/30/19

Dated: 9/30/19

Initial: NH

            Initial: KSC